Exhibit 10.37

FTS International, Inc.

Description of 2018 Short-Term Incentive Plan

On April 25, 2018, the board of directors and the compensation committee approved a 2018 short-term incentive plan, or STIP, to motivate employees to drive outstanding company performance, provide flexibility given the uncertain business environment and improve employee retention. The named executive officers are eligible to participate.

The STIP provides for annual cash incentives based on performance for the following:

•                  Financial targets for Adjusted EBITDA;

•                  Safety performance targets as measured by our total recordable incident rate; and

•                  Individual contributions towards company performance.

Each named executive officer has an annual bonus target award calculated as a percentage of his or her base salary, depending on his or her position, as set forth in the following table:

Name	Target Award as a Percentage of Base Salary
Michael J. Doss Chief Executive Officer	100%

Lance Turner Chief Financial Officer and Treasurer	80%

Buddy Petersen Chief Operating Officer	80%

Perry A. Harris Senior Vice President, Commercial	60%

Karen Thornton Chief Administrative Officer	60%

The payouts for the named executive officers under the STIP are based 55% on the financial target, 20% on the safety target and 25% on individual contributions towards company performance. The board and the compensation committee have set the applicable STIP targets for 2018. All incentive payments are contingent upon the minimum financial targets being achieved. No named executive officer is guaranteed a payment under the STIP.